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                                                                           Pg. 1

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                           Principal Financial Group
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                             Common Stock, $0.01 Par
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74251V 10 2
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

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------------------------------------             -------------------------------

CUSIP No. 74251V 10 2                     13G      Page    2    of    6    Pages
          -----------                                    -------    -------
------------------------------------             -------------------------------

--------------------------------------------------------------------------------
          Name of Reporting Person
  1       S.S. or I.R.S. Identification No. of above person

                   Northern Trust Corporation                  36-2723087
                   The Northern Trust Company                  36-1561860
                   Northern Trust Bank, NA                     86-0377338
                   Northern Trust Bank of California, NA       94-2938925
                   Northern Trust Bank of Florida, NA          36-3190871
                   Northern Trust Bank of Texas,  NA           75-1999849
                   Northern Trust Bank, FSB                    38-3424562
                   Northern Trust Investments, Inc.            36-3608252
                   Northern Trust Company of Connecticut       06-6275604
--------------------------------------------------------------------------------
          Check the appropriate box if a member of a group
  2
                   Not Applicable                                         (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
          S.E.C. use only
  3

--------------------------------------------------------------------------------
          Citizenship or place of organization
  4
                   Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
--------------------------------------------------------------------------------
                                  Sole Voting Power
                            5
       Number of                                    2,806,545
                          ------------------------------------------------------
         Shares                    Shared Voting Power
      Beneficially          6
        owned by                                    1,356,674
                          ------------------------------------------------------
          Each                     Sole Dispositive Power
       Reporting            7
         Person                                    37,231,008
                          ------------------------------------------------------
          With                     Shared Dispositive Power
                            8
                                                      499,034
--------------------------------------------------------------------------------
          Aggregate amount beneficially owned by each reporting person
  9
                    37,983,944
--------------------------------------------------------------------------------
          Check box if the aggregate amount in Row (9) excludes certain shares.
10
                   Not Applicable
--------------------------------------------------------------------------------
          Percent of class represented by amount in Row 9
11
                          11.27
--------------------------------------------------------------------------------
          Type of reporting person
12
                   Northern Trust Corporation  HC
--------------------------------------------------------------------------------

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                                                                           Pg. 3

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement[    ].

1.    (a)  Principal Financial Group
           -------------------------
           (Name of Issuer)

      (b)  711 High Street, Des Moines, IA 50392
           -------------------------------------
           (Address of Issuer's Principal Executive Office)

2.    (a)  Northern Trust Corporation
           --------------------------
           (Name of Person Filing)

      (b)  50 South LaSalle Street, Chicago, Illinois 60675
           ------------------------------------------------
           (Address of Person Filing)

      (c)  U.S. (Delaware Corporation)
           ---------------------------
           (Citizenship)

      (d)  Common Stock, $0.01 Par
           -----------------------
           (Title of Class of Securities)

      (e)  74251V 10 2
           -----------
           (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b)(1)(ii)(G).

4.    (a)  37,983,944
           ----------
           (Amount Beneficially Owned)

      (b)  11.27
           -----
           (Percent of Class)

      (c)  Number of shares as to which such person has:

           (i)          2,806,545
                        ---------
                  (Sole Power to Vote or to Direct the Vote)

           (ii)         1,356,674
                        ---------
                  (Shared Power to Vote or to Direct the Vote)

           (iii)       37,231,008
                       ----------
                  (Sole Power to Dispose or Direct Disposition)

           (iv)           499,034
                          -------
                  (Shared Power to Dispose or Direct Disposition)

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                                                                           Pg. 4


5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6)of the Act:

    ----------------------------------------------------------------------------
    The Northern Trust Company            Northern Trust Bank N.A.
    50 South LaSalle Street               2398 East Camelback Road
    Chicago, IL  60675                    Phoenix, AZ  85016
    ----------------------------------------------------------------------------
    Northern Trust Bank of Florida N.A.   Northern Trust Bank of California N.A.
    700 Brickell Avenue                   355 South Grand Avenue, Suite 2600
    Miami, FL  33131                      Los Angeles, CA  90071
    ----------------------------------------------------------------------------
    Northern Trust Bank, FSB              Northern Trust Investments, Inc.
    40701 Woodward, Suite 110             50 South LaSalle Street
    Bloomfield Hills, Michigan 48304      Chicago, IL  60675

    ----------------------------------------------------------------------------
    Northern Trust Bank of Texas N.A      Northern Trust Company of Connecticut
    2020 Ross Avenue                      300 Atlantic Street, Suite 400
    Dallas, TX  75201                     Stamford, CT 06901
    ----------------------------------------------------------------------------

8.  Identification and Classification of Members of the Group.

                               Not Applicable.

9.  Notice of Dissolution of Group.

                               Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                                                           Pg. 5


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    NORTHERN TRUST CORPORATION

                                                    ____________________________
                                                    By:  Perry R. Pero
                                                         -------------

DATED:  02-07-2003                                  As its:  Vice Chairman
        ----------                                           -------------

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                                                                           Pg. 6


                             EXHIBIT TO SCHEDULE 13G
                       FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                          RE: Principal Financial Group
                              -------------------------

         Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.


                                                      NORTHERN TRUST CORPORATION

                                                      __________________________
                                                      By:  Perry R. Pero
                                                           -------------
DATED:  02-07-2003                                    As its:  Vice Chairman
        ----------                                             -------------

The NORTHERN TRUST COMPANY

_______________________________
By: Perry R. Pero
    -------------
As its Vice Chairman
       -------------

NORTHERN TRUST BANK, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA


_______________________________
By: Quentin C. Johnson
    ------------------
As its Authorized Representative
       -------------------------

NORTHERN TRUST INVESTMENTS, INC.

_______________________________
By:  Orie L. Dudley
     --------------
As its Director
       --------

NORTHERN TRUST BANK, FSB

_______________________________
By: Brian J. Hofmann
    ----------------
As its Authorized Representative
       -------------------------

NORTHERN TRUST COMPANY OF CONNECTICUT

_______________________________
By: Trista Simoncek
    ---------------
As its Authorized Representative
       -------------------------